Exhibit 3.1

Société anonyme
412F, route d'Esch
L-2086 Luxembourg
R.C.S. Luxembourg B251199

STATUTS COORDONNES
du 9 juillet 2021

Public Articles of Association

As Adopted on 09.07.2021

Article 1. Form, Name

There exists among the shareholders and all those who may become owners of the Shares hereafter a company in the form of a société anonyme, under the name of "FREYR Battery" (the "Company").

Article 2. Duration

The Company is established for an undetermined duration.

Article 3. Registered office

3.1            The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.

3.2            Within the same municipality, the registered office may be transferred by means of a decision of the Board of Directors. It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a decision of the Board of Directors (in which case the Board of Directors shall have the power to amend these Articles accordingly) or a resolution of the General Meeting, adopted in the manner required for an amendment of these Articles.

3.3            The Company may have offices and branches, both in Luxembourg and abroad.

3.4            In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communications between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

Article 4. Purpose, Object

4.1            The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2            The Company may borrow in any form and proceed to a private or public issue of shares, bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.3            In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit, take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.4            The Company may perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

4.5            Finally, the Company may conduct, or be involved in any way in, directly or indirectly, the development, financing, construction and operation of batteries and/or battery cells, as well as the production of any materials required for battery cell manufacturing, and sales of batteries and/or battery cells into markets including but without limitation, electric mobility, energy storage systems as well as marine and aviation applications and any related or connected activity.

Article 5. Share capital

5.1            Issued Share Capital

The Company has an issued share capital of one hundred sixteen million four hundred forty thousand one hundred ninety-one US Dollars (USD 116,440,191) represented by a total of one hundred sixteen million four hundred forty thousand one hundred ninety-one (116,440,191) fully paid ordinary shares (the “Ordinary Shares”) without nominal value with such rights and obligations as set forth in the present Articles.

5.2            Authorised Share Capital

5.2.1          The authorised share capital of the Company (including the issued share capital other than the Initial Shares) is set at two hundred forty-five million US Dollars (USD 245,000,000) to be represented by two hundred forty-five million (245,000,000) Ordinary Shares without nominal value.

5.2.2          The authorised un-issued share capital (and any authorisation granted to the Board of Directors in relation thereto) shall be valid for a period ending on the date which falls five years after the publication in the RESA of the extraordinary general meeting of shareholders of the Company held on 20 May 2021.

5.2.3          The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time, during the period referred to in Article 5.2.2, issue Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares (including but not limited to convertible bonds or notes, warrants and options)) as it determines within the limits of the authorised un-issued share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves and as dividends or other distributions whether in lieu of cash dividend or other distribution payments or otherwise, at such times and on such terms and conditions, including the issue price, and to such person(s) as the Board of Directors or its delegate(s) may in its or their discretion resolve, without reserving any preferential or pre-emptive subscription rights to existing Shareholders (including in case of issue of shares by way of incorporation of reserves). The Board of Directors is authorised during the period referred to in Article 5.2.2. to waive, suppress or limit any preferential or pre-emptive subscription rights of existing Shareholders to the extent the Board of Directors deems such waiver, suppression or limitation advisable for any issue or issues of Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares) within the authorised (un-issued) Share capital.

In addition, the Board of Directors may allocate, within the limits of the authorised share capital, existing Shares or new Shares, including free of charge, to directors, officers and staff members of the Company or of companies or other entities in which the Company holds directly or indirectly at least 10 per cent of the capital or voting rights. The authorisation granted in this clause shall by operation of law, operate as a waiver by existing Shareholders of their preferential subscription right for the benefit of the recipients of such Shares allotted free of charge. The Board of Directors may determine the terms and conditions of such allocation, which may comprise a period after which the allocation is final and a minimum holding period during which the recipients must retain the Shares.

5.2.4         Upon an issue of Ordinary Shares within the authorised share capital the Board of Directors shall cause Article 5.1 to be amended accordingly.

5.3            The issued and/or authorised unissued capital of the Company may be increased, reduced, amended or extended one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules applicable to the amendment of these Articles.

5.4            The Company may not issue fractional Shares and no fractions of Shares shall exist at any time. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.5            The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time subject to the conditions and within the limits laid down by law and it may proceed to the cancellation of all or part of the Shares held in treasury and the Board of Directors is authorised to record such cancellation and if it deems fit the corresponding reduction of share capital in the Articles.

5.6            Any share premium paid on the issue of Shares shall be freely distributable in accordance with the provisions of these Articles.

5.7            Redemption of Initial Shares

5.7.1          The Initial Shares are redeemable at any time by the Company pursuant to these Articles upon a decision of the Board of Directors or any delegate(s) duly appointed by the Board of Directors subject to the Company retaining at least the minimum share capital provided for by law. The Initial Shares shall be redeemed at a price equal to their par value. Initial Shares so redeemed shall be cancelled and the share capital of the Company may be reduced accordingly. The Board of Directors shall record such cancellation in the present Articles and remove the entirety of this Article 5.7 and any other reference to the Initial Shares from these Articles.

5.7.2          Following the redemption of the Initial Shares, their holder(s) shall cease to be shareholders in the Company with respect to the Initial Shares, except for the right to payment of the redemption price referred to in Article 5.7.1, and shall have no further right against the Company under the Initial Shares.

5.7.3          Payment of the redemption price shall be made by the Company to the bank account indicated by the Shareholder(s) concerned. In the event the Shareholder(s) concerned does/do not indicate a bank account to which the redemption price due to it shall be transferred, the Company may either deposit such amount to an account opened for such purpose or send a cheque for such amount to the last address of such Shareholder(s) appearing in the register of Shares or known to the Company, each time at the sole risk and cost of the relevant Shareholder(s).

Article 6. Shares

6.1            Shares of the Company are in registered form only.

6.2            A register of Shares will be kept by the Company. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.6 or as the case may be, applicable law, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.3            The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered Shares entered therein and the holders of Shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company's registered office may always be requested.

6.4            Subject to the provisions of Article 6.6, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. Each holder of registered Shares shall provide a postal address to which all notices or announcements from the Company may be sent. In the event a holder does not provide such address, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant register. A holder of registered Shares may also elect in writing to receive all notices or announcements of the Company via email in which case the holder shall also provide the Company with an e-mail address. In such case, all notices or announcements may be validly made to such e-mail address. A holder may cancel such election by sending a notice to this effect to the Company. Such election or cancellation shall be effective at the latest five (5) Luxembourg bank business days after receipt by the Company of the relevant notice.

6.5            The Board of Directors may decide that no entry shall be made in the register(s) of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board of Directors sets a shorter time limit or unless otherwise mandatorily required by law.

6.6            Where Shares are recorded in the register(s) of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as "Depositaries") or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate or confirmation in proper form - will permit those persons to exercise the rights attached to those Shares, including admission to and (to the extent the relevant Shares carry voting rights) voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company may make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register(s) or in accordance with its instructions, and such payment will effect full discharge of the Company's obligations.

6.7            All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest postal address or, if applicable, e-mail address communicated by the Shareholder to the Company.

Article 7. Voting of shares

    Each Share shall carry one vote unless otherwise provided for by these Articles or by law.

Article 8. Management of the Company — Board of Directors

8.1            The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company. The Board of Directors in particular (but without limitation) determines the strategy of the Company and its group.

8.2            All powers not expressly reserved by the law or by the Articles to the General Meeting hall be within the competence of the Board of Directors.

8.3            Except as otherwise provided herein or by law, the Board of Directors of the Company is uthorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 9. Composition of the Board of Directors

9.1            The Company shall be managed by a Board of Directors composed of no less than eight 8) Directors who may but do not need to be Shareholders of the Company.

9.2            The Directors are appointed by the General Meeting of Shareholders for a period not exceeding six (6) years and until their successors are elected; provided however that any one or more of the Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority of the votes cast at a General Meeting of Shareholders. The General Meeting shall ratify the compensation of the Directors.

9.3            In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors appointed by a General Meeting may fill such vacancy by simple majority vote and appoint a successor to act until the next General Meeting of Shareholders.

9.4            (A) Unless otherwise determined by the Board of Directors, candidates for election to the Board must provide to the Company, (i) a written completed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request including without limitation as may be required, necessary or appropriate pursuant to any laws or regulation applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading) and (iii) the written representation and undertaking that such person is in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or under applicable law that are applicable to Directors. (B) Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or admitted to trading).

9.5            Any proposal by Shareholder(s) (the "Nominating Shareholder(s)"), of candidate(s) for election to the Board of Directors by the General Meeting (a "Proposal") must be (i) made by one or more Shareholders who together hold at least ten percent (10%) of the subscribed share capital of the Company and (ii) received by the Company in writing pursuant to the provisions set forth hereafter, unless otherwise expressly provided by mandatory law:

9.5.1          Notice of Candidates — Timing

Any Proposal must be made to the Company by timely written notice by the Nominating Shareholder(s) (the "Notice of Candidates"). To be timely, the Notice of Candidates must be received at the registered office of the Company by the following dates prior to the relevant General Meeting where the election of members to the Board is on the agenda:

(i)              in the case of a Proposal for election to the Board at an annual General Meeting, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the one (1) year anniversary of the first mailing of the notice relating to the preceding year's annual General Meeting; provided that, in the event the date of such annual General Meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the one (1) year anniversary of the previous year's annual General Meeting, the Notice of Candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such annual General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such annual General Meeting and the tenth (10th) day following the day on which the first public announcement of such (advanced or delayed) annual General Meeting is made;

(ii)             in the case of a Proposal for election to the Board at a General Meeting other than the annual General Meeting (it being understood that such Proposal is only admissible if the election of members to the Board is referenced as an agenda item of such General Meeting), the Notice of Candidates in writing must be received by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such General Meeting and the tenth (10th) day following the day on which the first public announcement of such General Meeting is made.

(iii)            An adjournment, postponement or deferral, or announcement of an adjournment, postponement or deferral, of an annual or other General Meeting will not commence a new time period (or extend any time period) for the receipt of a Notice of Candidates by the Company.

9.5.2          The Notice of Candidates must at least include the following information or evidence:

(i)	the name and record address of each Nominating Shareholder;

(ii)	a representation that each Nominating Shareholder is a holder of Shares of the Company and intends to appear in person or by proxy at the General Meeting to make the Proposal, and the evidence of such Nominating Shareholder's holding of Shares;

(iii)	the written consent of the candidate contained therein to being named as a candidate for the election to the Board and in any announcement, proxy statement or other document, and to serve as a Director of the Company if elected;

(iv)	the information under Article 9.4 as to the candidate named therein and evidence that the candidate named therein complies with the provisions of Article 9.4(B); and the written representation by the Nominating Shareholder(s) and by the candidate contained therein that such information and evidence is true, correct and up to date;

(v)	the written undertaking by the candidate to promptly provide such further information and/or evidence as may be required by the Company pursuant to Article 9.4;

(vi)	the written undertaking by the Nominating Shareholder(s) to provide the Company promptly with any information or evidence reasonably requested by the Company in order for the Company to comply with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading).

9.5.3          If the Nominating Shareholder(s) (or a qualified representative thereof) does not appear at the applicable General Meeting to make the Proposal, such Proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.

Article 10.         Chairperson

10.1          The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairperson (the "Chairperson") of the Board of Directors amongst its members. The Chairperson shall preside over all meetings of the Board of Directors and of Shareholders. In the absence of the Chairperson, an ad hoc chairperson elected by the Board shall chair the relevant meeting.

10.2          In case of a tie, neither the person chairing the meeting nor any other Board member shall have a casting (tie breaking) vote.

Article 11.         Board Proceedings

11.1          The Board of Directors shall meet upon call by (or on behalf of) the Chairperson or any two (2) Directors.

11.2          Notice of any meeting of the Board of Directors must be given by letter, telephone, facsimile transmission or e-mail to each Director at least seven (7) days before the meeting, except in the case of an emergency. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented (other than conflicted Directors) have waived the convening notice in writing, fax, email or otherwise.

11.3          Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may not represent more than one of the Directors.

11.4            The duly convened meeting of the Board of Directors shall be duly constituted and may validly deliberate if a majority of all Directors in office (and entitled to vote) is present or represented. Resolutions put to the vote shall be passed only if approved by a simple majority of affirmative votes of the Directors present or represented (and entitled to vote).

11.5            Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means which allow the identification of the relevant Director and which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

11.6            The Board of Directors may also in all circumstances with unanimous consent of those Directors entitled to vote pass resolutions by circular means and written resolutions signed by all members of the Board of Directors entitled to vote will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission or e-mail.

11.7            The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairperson of the Board, the ad hoc chairperson of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting. Minutes or resolutions of the Board (or copies or extracts thereof) may further be certified by the secretary of the Board.

Article 12.      Delegation of power, committees, secretary

12.1            The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any such person or persons so appointed.

12.2            The Board of Directors shall establish an audit and risk committee, a compensation committee and a nomination and corporate governance committee for which it shall appoint the members, determine the powers and authorities as well as the procedures and such other rules as may be applicable thereto. The compensation committee and the nomination and corporate governance committee may (but do not need to) constitute a single committee. In addition thereto, the Board of Directors may (but shall not be obliged to unless required by law) establish one or more additional committees for which it shall, if one or more of such committees are set up, appoint the members, determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto. Each committee shall include such number of members who are Independent Directors, and shall be chaired by an Independent Director, as and if required by the rules, policies or regulations of any securities market on which the Shares of the Company are listed or trading and which are applicable to the Company.

12.3            The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his/her responsibilities, powers and authorities.

Article 13.      Binding Signature

The Company will be bound by the joint signatures of any two (2) Directors or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company, the Company will be bound by the sole signature of its Chief Executive Officer or any person or persons to whom such signatory power is delegated by the Board of Directors (with or without power of substitution).

Article 14.      Liability of the Directors

14.1            The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties.

14.2            Subject to the exceptions and limitations listed below, every person who is, or has been, a director or officer of the Company or a direct or indirect Subsidiary of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words "claim", "action", "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words "liability" and "expenses" shall include without limitation attorneys' fees, costs, judgments, amounts paid in settlement and other liabilities.

14.3            No indemnification shall be provided to any director or officer of the Company or a direct or indirect Subsidiary of the Company:

14.3.1            Against any liability to the Company or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;

14.3.2            With respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company (or as the case may be the relevant subsidiary); or

14.3.3            In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board.

14.4            The Company may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of the Company or a direct or indirect Subsidiary of the Company against any liability asserted against him/her or incurred by or on behalf of him/her in his/her capacity as a director or officer of the Company or a direct or indirect Subsidiary of the Company.

14.5            The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer of the Company or a direct or indirect Subsidiary of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

14.6            Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he/she is not entitled to indemnification under this Article.

Article 15.      Conflicts of Interest

15.1            No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is financially interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2            In the case of a conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution is put to vote.

Article 16.      Meetings of the Shareholders of the Company

16.1            Any regularly constituted General Meeting shall represent the entire body of Shareholders. It shall have the broadest powers to order, carry out or ratify acts relating to all the operations of the Company.

16.2            The annual General Meeting shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in Luxembourg as may be specified in the convening notice of the meeting within six (6) months of the end of the previous financial year.

16.3            The annual General Meeting may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.

16.4            Other General Meetings may be held at such place and time as may be specified in the respective convening notices of the meeting. Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

16.5            General Meetings shall be convened in accordance with the provisions of law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

16.6            Proposals from Shareholders for any General Meeting, excluding Proposals pursuant to Article 9.5 and including, as to in particular without limitation regarding agenda items, resolutions or any other business, may only be made in compliance with the Company Law and these Articles and will only be accepted by the Company if required by the Company Law and these Articles.

16.7            The Board of Directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Shares at, the General Meeting (the "GM Record Date"). If a GM Record Date is determined for the admission to and voting at a General Meeting only those persons holding Shares on the GM Record Date may attend and vote at the General Meeting (and only with respect to those Shares held by them on the GM Record Date).

16.8            Where, in accordance with the provisions of Article 6.6 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.6 must be received by the Company (or its agents as set forth in the convening notice) no later than the day determined by the Board. Such certificates must (unless otherwise required by applicable law) certify, in case a GM Record Date has been determined, that the Shares were held for the relevant person on the GM Record Date.

16.9            Proxies for a General Meeting must be received by the Company (or its agents) by the deadline determined by the Board, provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

16.10          The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

16.11          Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.

16.12          The Board of Directors may suspend the voting rights of Shareholders who are in default of their obligations under the Articles or their deed of subscription or commitment.

16.13          Holders of notes or bonds or other securities issued by the Company (if any) shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings or receive notice thereof.

Article 17.      Quorum and majority, and amendment of the Articles

17.1            At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company's Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

17.2            At any extraordinary General Meeting of Shareholders for the purpose of amending the Company's Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued Shares of the Company (other than Shares held by or on behalf of the Company or a direct Subsidiary). If such quorum is not present, a second General Meeting may be convened at which there shall be no quorum requirement (subject to the provisions of Article 17.3). Resolutions amending the Company's Articles of Incorporation or whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation shall only be validly passed by a two thirds (2/3) majority of the votes validly cast at any such General Meeting, save as otherwise provided by law or the Articles (including in particular Article 17.3).

17.3            Any resolutions for the amendment of Articles 9.4, 9.5 and the present Article 17.3 (and any cross references thereto) shall only be validly passed by the favourable vote of a three quarters (3/4) majority of the Shares in issue and entitled to vote.

Article 18.      Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on the thirty-first of December of each year.

Article 19.      Independent Auditor(s)

19.1            The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (reviseurs d'entreprises agrees) appointed by the General Meeting for a period not exceeding three (3) years.

19.2            The independent auditor(s) may be re-elected.

19.3            They shall record the result of their audit in the reports required by law.

Article 20.      Distributions

20.1            From the annual net profits of the Company, five per cent (5%) shall be allocated to a non distributable reserve as required by law. This allocation shall cease to be required as soon as, and as long as, such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

20.2            The General Meeting of Shareholders shall determine how the annual results of the Company will be disposed of in accordance with the provisions of the present Articles. The General Meeting of Shareholders may resolve to distribute any distributable net profits, reserves and/or share premium.

20.3            Interim distributions (including for the avoidance of doubt, interim dividends) may be declared and paid (including by way of staggered payments) by the Board of Directors (including out of any share premium or other capital or other reserves) subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution (including Shares).

20.4            The distributions declared may be paid in United States Dollars (USD) or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions of funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).

20.5            In the event it is decided by the General Meeting or the Board (in the case of interim distributions declared by the Board or otherwise), that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders it deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine.

20.6            A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.

Article 21.      Liquidation

In the event of the dissolution of the Company for whatever reason or at whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 1100-4 et seq. of the Company Law. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

Article 22.      Definitions

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time;
Board or Board of Directors	Means the Board of Directors (conseil d'administration) of the Company;
Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof);
Director	Means a member of the Board of Directors;

Independent Director	Means a Director that qualifies as independent under the rules of the New York Stock Exchange and/or under the rules, policies or regulation of any other securities market where Shares of the Company are listed or trading and which are applicable to the Company;

General Meeting	Means the general meeting of Shareholders;

RESA	Means the Luxembourg electronic legal gazette (Recueil des Societes et Associations);

Shareholder	Means a duly registered holder of Shares of the Company;

Shares	Means the Initial Shares, the Ordinary Shares and any other shares (actions) of the Company; and

Subsidiary	Means a company of the type referred to in Article 430-23 (1) of the Company Law in which the Company directly or indirectly holds a majority of the voting rights or on which it can directly or indirectly exercise a dominant influence.

Article 23.      Applicable law

23.1            For all matters not governed by the Articles, the parties refer to the provisions of the Company Law.

23.2            All disputes which may arise during the duration of the Company or upon its liquidation between Shareholders, between Shareholders and the Company, between Shareholders and Directors or liquidators, between Directors and liquidators, between Directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any Shareholder, Director or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company's registered office.

23.3            The foregoing provisions do not affect the Company's right to bring proceedings against the Shareholders, Directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

23.4            Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the Unites States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 and the Securities Exchange Act of 1934.